Nicor Inc.
Form 8-K
Exhibit 10.1

AGREEMENT RESTATING 1984 AND 1985
NICOR CAPITAL ACCUMULATION PLAN
PARTICIPATION AGREEMENTS

This Agreement, made and entered into this 20th of November, 2008, by and among NICOR Inc. (the “Company”), Birdsall Inc. (“Birdsall”), a subsidiary of the Company and John H. Birdsall III (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee and Birdsall are parties to an agreement dated January 1, 1984, which agreement provides for Employee’s participation in the NICOR Capital Accumulation Plan for the year ending December 31, 1984 (the “1984 Agreement”);

WHEREAS, Employee and Birdsall are parties to an agreement dated January 1, 1985, which agreement provides for Employee’s participation in the NICOR Capital Accumulation Plan for the year ending December 31, 1985 (the “1985 Agreement” and along with the 1984 Agreement the “Original Agreements”);

WHEREAS, by resolution adopted on June 9, 1987 the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved an amendment to the Original Agreements pursuant to which Employee’s service as a director of the Company was deemed to be active service with Birdsall for purposes of the Original Agreements;

WHEREAS, by resolution adopted on December 15, 1988, the Board of Directors of the Company reaffirming the action taken by the Board at its September 1985 meeting approving an amendment to the Original Agreements which allowed Employee to retire at or after age 55 and receive the same benefits under the Original Agreements as if he remained on active service to age 65; and

WHEREAS, by agreements each dated November 8, 1985, the Original Agreements were amended to reflect changes to payment under the Original Agreements in the event of a change in control;

WHEREAS, pursuant to a Fund Transfer Agreement dated October 30, 1985, the Company and Birdsall agreed that the Company would fund the payments under the Original Agreements;

WHEREAS, Employee, the Company and Birdsall desire to restate the Original Agreements to reflect all prior amendments and the obligations of each of the parties thereto as in effect on December 31, 2004;

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and other good and valuable considerations.  IT IS AGREED by and among the parties hereto that the following be substituted for and in full replacement of the Original Agreements:

1.     Deferral of Compensation.  Under the terms of the Original Agreements:

(a)       Employee deferred $50,000 of the amount of his base salary earned by him for services rendered to Birdsall during 1984.

(b)       Employee deferred $63,000 of the amount of his base salary earned by him for services rendered to Birdsall during 1985.

2.     Fulfillment of Paragraph 2 of Original Agreements.  Employee, Birdsall and the Company acknowledge and agree that as of December 31, 2004, Birdsall and the Company have satisfied all obligations under paragraph 2 of the Original Agreements.

3.     Employee/Retiree Who Survives to Age 65.  Subject to the provisions of paragraph 12, if Employee is alive on his 65th birthday then in addition to benefits to which he received under paragraph 2, he shall be entitled to benefits under this Agreement as follows:

(a)       The Company will pay to Employee installments of $337,785 per calendar year for the 15 consecutive calendar years beginning on the first business day of January, 2009 and each January of each year thereafter (for a total of $5,066,775 or $3,285,450 per 1984 Agreement and $1,781,325 per 1985 Agreement).

 (b)      If Employee dies before all or any of his benefits under this paragraph 3 have been paid to him, his Beneficiary shall receive the benefits at the same time and in the same amount as would have been paid to Employee if Employee had survived until all payments to him were completed.

4.     Special Death Benefit Rule.  Subject to the provisions of paragraph 12, if Employee’s Board membership with the Company and Affiliates terminates by reason of his death prior to his 65th birthday, there shall be no further benefits payable under this Agreement.

5.     Disability.  For purposes of this Agreement (other than for purposes of paragraph 12), if the Employee becomes totally and permanently disabled while he is a director, he will be considered to be a retired director and will be subject to benefits under paragraph 3, above.

6.     Beneficiary.  The Employee may, from time to time, by signing a form furnished by the Committee, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments are to be made if he dies before he receives payment of all amounts due hereunder (“Beneficiary”).  A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Employee is alive and will cancel all beneficiary designation forms filed earlier.  If more than one Beneficiary has been designated, payments shall be distributed to each such Beneficiary per capita.  Except as otherwise specifically provided in this Section 6, if the Employee fails to designate a Beneficiary as provided above, or if no designated Beneficiary survives the Employee or dies before all payments due hereunder have been paid, then any remaining payments shall be paid to the legal representative or representatives of the estate of the last to die of the Employee and any designated Beneficiary.

7.     Participation Agreement Not a Trust Fund.  It is specifically agreed by Employee and the Company that the Company’s obligation to make payments to any person under this Agreement is purely contractual and that the parties do not intend that the amounts payable hereunder be held by the Company in trust for Employee or as a segregated fund.

8.     Affiliates, Successors.  For purposes of this Agreement, the term “Affiliate” means any corporation, trade or business during any period that it is, along with any Employer, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and (c), respectively, of the Internal Revenue Code of 1986, as amended).  This Agreement shall be binding on Employee and his heirs and legal representatives and on the Company and its successors and assigns, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets.

9.     Counterparts.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed an original without reference to the others.

10.       Governing Law.  The provisions of this Agreement and the rights of the parties hereunder shall be interpreted and construed in accordance with the laws of the State of Illinois.

11.       Change in Control Benefit.  Notwithstanding any of the foregoing provisions of this Agreement, following a Change in Control (as defined below) the employer shall pay to the Employee in a lump sum an amount equal to:

(a)           first, increase the amount actually deferred under paragraph 1 of this Agreement with interest at the rate of 20% per year for the period between the date of the Original Agreements and the date payment was made under paragraph 2 of the Original Agreements;

(b)           next reduce the amount determined in accordance with paragraph 11(a) by any amounts previously paid under paragraph 2 of this Agreement; and

(c)           next, increase the amount determined in accordance with paragraph 11 (b) with interest at the rate of 20% per year for the period between the date of payment under paragraph 2 of this Agreement and the date of payment under this paragraph 11.

For purposes of this paragraph 11, interest shall be compounded on the first day of each calendar year with no adjustment for a partial year.  If the Employee becomes entitled to payment under this paragraph 11, no further payment shall be made to him or on his behalf under paragraphs 5 or 6 of this Agreement. For purposes of this Agreement, “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company.  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of an entity, the following provisions shall apply:

(1)
A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a  “Person”)), acquires ownership of the equity securities of the Company that, together with the equity securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a Person is considered either to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, or to have effective control of the Company within the meaning of subsection 11(2), and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a “change in the ownership” of the Company.

(2)	A “change in the effective control” of the Company shall occur on either of the following dates:

(i)           The date on which any Person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a Person is considered to possess 30% or more of the total voting power of the Company’s equity securities, and such Person acquires additional stock of the Company, the acquisition of additional stock by such Person shall not be considered to cause a “change in the effective control” of the Company; or

(ii)           The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(3)
A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the holders of the Company’s equity securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(4)
Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(5)
For purposes of this Subsection 11, (i) the term “Company” shall mean Nicor Inc. and shall include any Successor to Nicor Inc.; and (ii) the term “Successor to Nicor Inc.” shall mean any corporation, partnership, joint venture or other entity that succeeds to the interests of Nicor Inc. by means of a merger, consolidation or other restructuring that does not constitute a Change in Control.

12.       Amendment of Agreement.  With the approval of the Committee, this Agreement may be amended by writing signed by the parties hereto.

13.       Restated Agreement.  This Agreement constitutes an amendment restatement and continuation of the Original Agreements, and supersedes the Original Agreements.

14.       409A.

(a)           To the extent applicable, the Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Committee determines that any amounts payable under the Agreements do not comply with

Section 409A of the Code and related Department of Treasury guidance, the Committee shall amend the Agreements or take such other actions as it deems necessary or appropriate to comply with the requirements of Section 409A of the Code while preserving the economic agreement of the parties.

(b)           Any other provision of the Agreements to the contrary notwithstanding, in the event that the IRS prevails in its claims that amounts payable under the Agreements constitute taxable income to the Employee or his Beneficiary for any taxable year of his, prior to the taxable year in which such payments are to be made to the Employee or his Beneficiary, or in the event that legal counsel satisfactory to the Employer and the Employee or Beneficiary renders an opinion that the IRS would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Employee or Beneficiary.”

IN WITNESS WHEREOF, the Employee and an authorized representative of the Committee have hereunto set their hands, and the Company has caused these presents to be executed by its officers and its corporate seal to be hereunto affixed and attested, all as of the day and year first above written.

                                                  /s/ JOHN H. BIRDSALL III
                    Employee

                    Birdsall Inc.

                    By:    /s/ RUSS M. STROBEL
                    Its:    Chairman and President

                    NICOR Inc.

                    By:    /s/ RUSS M. STROBEL
                    Its:    Chairman, Chief Executive Officer and President